Exhibit 2.2

ASSET PURCHASE AGREEMENT

BY AND AMONG

INTERNATIONAL RECTIFIER CORPORATION

INTERNATIONAL RECTIFIER SOUTHEAST ASIA PTE, LTD.

AND

VISHAY INTERTECHNOLOGY, INC.

with respect to

certain assets of its Power Control Systems Business Unit

Dated as of November 8, 2006

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of November 8, 2006 is made and entered into by and between International Rectifier Corporation, a Delaware corporation (“IR”); International Rectifier Southeast Asia Pte, Ltd (“IR Singapore”, and together with IR, the “Sellers”) and Vishay Intertechnology, Inc., a company organized and existing under the laws of Delaware (“Purchaser”).  As used herein, Purchaser and Sellers may each be referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms have the meanings set forth in Exhibit A attached hereto.

WHEREAS, each of the Sellers, through the Power Control Systems business unit has engaged in the PCS Business (as hereinafter defined);

WHEREAS, IR and the Purchaser have entered into that certain master Purchase Agreement dated as of the date hereof (the “Master Purchase Agreement”) pursuant to which IR has agreed to sell, and Purchaser has agreed to purchase, the PCS Business, on the terms and subject to the conditions set forth therein;

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, those assets, properties and rights related to the PCS Business specifically set forth herein (and other than the Excluded Assets (as hereinafter defined)), and Purchaser is willing to assume the Assumed Liabilities (as hereinafter defined) but not the Excluded Liabilities (as defined herein), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.  PURCHASE AND SALE OF ASSETS

1.1                                 Purchase and Sale of Acquired Assets.

(a)                                  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), Purchaser shall purchase from Sellers, and Sellers shall irrevocably sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Sellers’ right, title and interest in and to the following assets, properties and rights, wherever situated, in each case to the extent existing as of the Closing Date and relating solely to the PCS Business (except to the extent constituting an Excluded Asset) (the “Acquired Assets”):

(i)                                     The tangible personal property of the PCS Business including without limitation that property set forth on Schedule 1.1(a)(i) (the “Equipment”);

(ii)                                  The inventory related to the PCS Business (excluding finished goods inventory of products that are the subject of the Transition Buyback Agreement), including that set forth on Schedule 1.1(a)(ii) (the “Inventory”);

(iii)                               The technical information, patents, trademarks and other intellectual property set forth on Schedule 1.1(a)(iii) (the “Intellectual Property”) and all goodwill associated therewith;

(iv)                              The contracts related to the PCS Business set forth on Schedule 1.1(a)(iv) (the “Contracts”);

(v)                                 To the extent transferable, all Permits used in the PCS Business and related solely to Acquired Assets or Assumed Liabilities (the “Acquired Permits”); and

(vi)                              All customer lists, part number lists, design drawings, design specifications, product engineering designs and engineering documents, business and financial records, files, books and records relating solely to the PCS Business, to the extent related to Acquired Assets or Assumed Liabilities (“Books and Records”).

(b)                                 Sellers may retain copies of any Contracts, documents or records which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, for financial reporting purposes, for tax purposes, for legal defense or prosecution purposes or otherwise.  Any such documents shall be subject to the confidentiality provisions of Section 12.4 of the Master Purchase Agreement.

(c)                                  To the extent that any of the Acquired Assets are not assignable without the consent, waiver or approval of another Person, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  Sellers shall use reasonable efforts to obtain such consents as contemplated by Section 5.1 of the Master Purchase Agreement.  If any such consent is not obtained prior to the Closing Date, Sellers shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Contract, including enforcement at the cost of and for the account of Purchaser of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Purchaser would have been responsible therefor hereunder if such consent, waiver or approval had been obtained.  Except as set forth in the immediately preceding sentence, Sellers and Purchaser shall share the costs and expenses equally in making such arrangements and taking such actions.

(d)                                 Notwithstanding anything to the contrary herein, Sellers shall not contribute, convey, assign, or transfer to Purchaser, and Purchaser shall not acquire or have any rights to acquire, any assets of Sellers (the “Excluded Assets”) other than those specifically referred to in Section 1.1.(a) and those set forth on the Schedules identified in Section 1.1(a).

1.2                                 Assumption of Liabilities.

(a)                                  As of the Closing Date, Purchaser shall assume from Sellers (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), the Assumed Liabilities.  As used herein, the term “Assumed Liabilities” means:

(i)                                     all liabilities of the PCS Business set forth on Schedule 1.2(a)(i);

(ii)                                  subject to item 10 of Schedule 1.1(a)(iv), all obligations and Liabilities under the Contracts to the extent that any such obligations and Liabilities arise or accrue on or after the Closing (excluding, without limitation, any Liability accrued prior to the Closing except as set forth on Schedule 1.2(a)(ii)); and

(iii)                               Fifty percent (50%) of all transfer, gains, documentary, stamp and other similar taxes imposed upon the transfer of the Acquired Assets pursuant to this Agreement.

(iv)                              [***]

(b)                                 Purchaser shall not assume, and the term “Assumed Liabilities” shall not include, any Liabilities not expressly included within the definition of “Assumed Liabilities” (collectively, “Excluded Liabilities”), including, without limitation, any Liabilities of or owing by Sellers:

(i)                                     to any Affiliates, directors, officers, personnel, former personnel, independent contractors, agents, representatives or other personnel of Sellers or their respective agents or representatives, including pursuant to any retention agreement with employees of the PCS Business entered into prior to the Closing;

(ii)                                  associated with or relating to any compensation or benefits of any director, officer, personnel, former personnel, independent contractor, agent, or other representative of Sellers, including, without limitation, in respect of workers’ compensation or claims relating to employment of personnel by Sellers prior to the Closing, including severance obligations;

(iii)                               associated with or relating to any Excluded Asset; or

(iv)                              associated with or relating to Sellers’ issuance or endorsement of any check, note, draft or instrument;

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(vii)                           associated with any warranty or product liability claims in respect of products manufactured in connection with the PCS Business prior to the Closing Date (including any incidental or consequential damages relating to such claims or products), except that, with respect to any such products manufactured prior to the Closing Date but sold by Purchaser or its Affiliates after the Closing Date, (A) Seller shall not be responsible or retain any liabilities for such warranty or product liability claims up to an amount equal to the revenues attributable to the sale of such products after the Closing Date and (B) Seller shall only be liable for such Liabilities to the same extent that Seller would have been liable to the Person bringing such claims if Seller had sold such product pursuant to the terms and conditions of sale of Seller immediately prior to the Closing.

(c)                                  For the avoidance of doubt, it is agreed and acknowledged that no Benefit Plans are included in Acquired Assets and any liabilities related to such Benefit Plans, programs and arrangements are Excluded Liabilities.

1.3                                 Purchase Price.  Purchaser shall pay Sellers, and Sellers shall accept, together with the assumption of the Assumed Liabilities provided for in Section 1.2, in full payment for the Acquired Assets, at the Closing a purchase price (the “Purchase Price”) of

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

U.S. One Hundred and Ninety-Seven Million Seven Hundred and Fifty-Nine Thousand Dollars (U.S.$197,759,000.00).  At Closing, Purchaser shall pay to Sellers the Purchase Price by means of a wire transfer of immediately available U.S. funds to one or more accounts designated in advance in writing by Sellers to Purchaser.

ARTICLE II.  CLOSING

2.1                                 Closing Date.  The Closing shall be consummated on a date and at a time agreed upon by Purchaser and Sellers at the offices of International Rectifier Corporation, 233 Kansas Street, El Segundo, CA, 90245, USA or at such other place as shall be agreed upon by Purchaser and Sellers.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

2.2                                 Purchaser’s Closing Date Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article VIII, at the Closing, Purchaser shall deliver to Sellers all of the following:

(a)                                  The Purchase Price, payable as provided in Section 1.3;

(b)                                 The following instruments of assumption and assignment:

(i)                                     An Assignment and Assumption Agreement, providing, among other things, for the assignment of the Assumed Liabilities by Sellers to Purchaser and the assumption of the same by Purchaser, substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”), executed by a duly authorized officer of Purchaser; and

(ii)                                  All other instruments and certificates of assumption, novation and release as Sellers may reasonably request in order to effectively make Purchaser responsible for all Assumed Liabilities and release Sellers therefrom to the fullest extent permitted under applicable Law.

(c)                                  Such other certificates and other documents and instruments to be delivered pursuant to Article VIII.

2.3                                 Sellers’ Closing Date Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, Sellers shall deliver to Purchaser all of the following:

(a)                                  A Bill of Sale, substantially in the form of Exhibit C, executed by a duly authorized officer of each of the Sellers;

(b)                                 The Assignment and Assumption Agreement, executed by a duly authorized officer of each of the Sellers;

(c)                                  Copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Acquired Assets from all Encumbrances other than Permitted Encumbrances;

(d)                                 All other instruments and certificates as Purchaser may reasonably request in order to transfer title of the Acquired Assets to Purchaser; and

(e)                                  Such other certificates and other documents and instruments to be delivered pursuant to Article VII.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers hereby represents and warrants to Purchaser as set forth below.

3.1                                 Acquired Assets.

(a)                                  Except as set forth on Schedule 3.1(a), the Sellers are in possession of and have good and marketable title to all of the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances disclosed in Schedule 3.1(a).

(b)                                 All Equipment is in all material respects in good working order and condition, ordinary wear and tear excepted.

(c)                                  Except as set forth on Schedule 3.1(c), (i) all registrations with, and applications to Governmental Authorities in respect of the Intellectual Property are valid and in full force and effect, and (ii) neither of the Sellers has granted rights to use any Intellectual Property to any other Person.

(d)                                 All of the Inventory consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices, subject to normal and customary allowances for damage and outdated items.  Finished goods constituting Inventory conform to published specifications, are free from material defects and are marketable and saleable in the ordinary course of business, subject to customary inventory reserves.

(e)                                  Each Contract (i) is in full force and effect and constitutes a legal, valid and binding agreement of the Seller that is a party thereto, enforceable in accordance with its terms and, to the Knowledge of Sellers, each other party thereto; and (ii) except as disclosed in Schedule 3.1(e), neither Seller nor, to the Knowledge of Sellers, any other party to such Contract is in violation or breach of or default under such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under such Contract) in any material respect.  The Sellers have made available to Purchaser a true, complete and correct copy of each Contract.

(g)                                 The Books and Records are complete and correct in all material respects.

3.2                                 Government Contracts.  Neither of the Sellers is a party to any Government Contract with respect to the PCS Business nor has any Seller been a party to any material Government Contracts within the past three (3) years.

3.3                                 Related Party Transactions.  Except as set forth in Schedule 3.3, no officer, director, employee, agent or representative of Sellers, nor any spouse or child of any of them or any Person affiliated with any of them (each a “Related Person”), has any interest in any assets or properties used in or pertaining to the PCS Business, to the extent related to the Acquired Assets or Assumed Liabilities.  No Related Person has, or owns any Person who has, directly or indirectly, and whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person that has (i) had business dealings with the Sellers pertaining to the PCS Business or (ii) engaged in competition with the PCS Business, to the extent related to the Acquired Assets or the Assumed Liabilities.

3.4                                 Product Liability and Recalls.  To the extent related to the Acquired Assets or the Assumed Liabilities:

(a)                                  Except as set forth in Schedule 3.4 or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Sellers, threatened claim against the Sellers for injury to person or property of employees or any third parties suffered as a result of the design, development, manufacture or sale of any product or performance of any service by the Sellers with respect to the PCS Business, including claims arising out of the defective or unsafe nature of the products or services of the PCS Business.

(b)                                 Except as set forth in Schedule 3.4, or except as would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Sellers, threatened recall, withdrawal or suspension of any product designed, developed, manufactured or sold by the PCS Business, and the Sellers have not received written notice of any investigations of any product designed, developed, manufactured or sold by the Sellers in connection with the PCS Business.  To the Knowledge of the Sellers, there are no product or service defects which would reasonably be expected to give rise to any such recall, withdrawal, suspension or investigation.  Except as set forth on Schedule 3.4, there has been no recall of the Company’s products during the past five (5) years.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the test results or other information (e.g., test failures, field failures, customer returns) submitted by the Sellers to any Governmental Authority or independent testing agency within the past five (5) years for the rating or certification of any product or facility of the PCS Business were true and correct in all material respects at the time such information was provided thereto or was required to be correct.

3.5                                 Compliance With Laws and Orders.  Except as disclosed in Schedule 3.5, neither of the Sellers is in violation of or in default under any Law or Order applicable to such Seller, to the extent related to the Acquired Assets or the Assumed Liabilities, or by which the Acquired Assets are bound or affected, other than violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

3.6                                 Permits.  Prior to the execution of this Agreement, Sellers have made available to Purchaser true and complete copies of all Acquired Permits.  Except as disclosed in Schedule 3.6: (a) Sellers own or validly hold all Acquired Permits; (b) each Acquired Permit is valid, binding and in full force and effect; (c) Sellers are not in default (or with the giving of notice or lapse of time or both, would be in default) under any Acquired Permit in any material respect.

3.7                                 Taxes.

(a)                                  To the extent related to the Acquired Assets or Assumed Liabilities, the Sellers have filed or will have filed on a timely, complete and accurate basis all material Tax Returns required to be filed by Sellers under applicable Laws, and each of the Sellers has or will have timely paid all Taxes due on or prior to the date hereof (whether or not reflected on such Tax Returns) related to the Acquired Assets or Assumed Liabilities except for Taxes that are being contested in good faith and for which adequate reserves have been established on the Sellers’ Financial Statements. No unresolved issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes related to the Acquired Assets or Assumed Liabilities.  No Governmental Authority is now asserting or, to the Knowledge of the Sellers, threatening to assert against the Sellers any deficiency or claim for additional Taxes, or any adjustment of Taxes, related to the Acquired Assets or Assumed Liabilities.  Except as disclosed in Schedule 3.7(a), there are no pending or, to the Knowledge of the Sellers, threatened audits or investigations for or relating to any Liability in respect of any Taxes related to the Acquired Assets or Assumed Liabilities.  The Sellers have not executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes relating to any Liability in respect of any

Taxes related to the Acquired Assets or Assumed Liabilities.  Except as disclosed on Schedule 3.7(a), there are no outstanding requests by the Sellers for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return related to the Acquired Assets or Assumed Liabilities.

(b)                                 There are no Liens for Taxes on the Acquired Assets except for statutory Liens for current Taxes not yet due and payable.

(c)                                  Schedule 3.7(c) sets forth all jurisdictions in which the Sellers file Tax Returns with respect to the Acquired Assets or Assumed Liabilities.

(d)                                 Neither of the Sellers is required to file a Tax Return with respect to the Acquired Assets or Assumed Liabilities in any jurisdiction in which it does not file a Tax Return, and neither of the Sellers has received written notice from any Governmental Authority in a jurisdiction in which it does not file a Tax Return with respect to the Acquired Assets or Assumed Liabilities stating that such Seller is or may be subject to taxation by that jurisdiction.

(e)                                  The Sellers have not requested or received any ruling from any Governmental Authority, or signed any binding agreement with any Governmental Authority (including, without limitation, any advance pricing agreement), that would impact the amount of Tax liability related to the Acquired Assets or Assumed Liabilities after the date hereof.

3.8                                 Intellectual Property.  Except as set forth in Schedule 3.8:

(a)                                  Sellers have good and valid title to the Intellectual Property.

(b)                                 To the Knowledge of Sellers, no Person other than the Sellers has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof.

(c)                                  (i) Within the last five (5) years, the Sellers have not received any written notice asserting any infringement, misappropriation or misuse of any Intellectual Property Right or other proprietary information of another Person relating to the manufacture, use, sale or importation of any product in the PCS Business, and to the Knowledge of Sellers, the Sellers’ manufacture, use, sale or importation of any products in the PCS Business have not infringed upon, misappropriated or misused any Intellectual Property Right or other proprietary information of another Person and (ii) there are no pending, and to the Knowledge of Sellers, threatened claims or proceedings against the Sellers contesting or challenging the Intellectual Property.

(d)                                 Sellers have taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all material trade secrets and confidential Intellectual Property.

(e)                                  The Intellectual Property is free and clear of any and all Encumbrances other than Permitted Encumbrances.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Sellers as follows:

4.1                                 Legal Proceedings.  There are no Actions pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets which would reasonably be expected, individually or in the aggregate, to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.2                                 No Other Warranty.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE MASTER PURCHASE AGREEMENT, (I) PURCHASER ACKNOWLEDGES THAT SELLERS ARE SELLING THE ASSETS AND ASSIGNING THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” BASIS, AND THAT THE SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED AND (II)  PURCHASER FURTHER ACKNOWLEDGES THAT SELLERS ARE MAKING NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

ARTICLE V.  ACTIONS PRIOR TO THE CLOSING DATE

Purchaser and Sellers covenant and agree to execute and deliver at the Closing each document that such Party is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the other Party contained in this Agreement and (except as otherwise required by applicable Law) will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

ARTICLE VI.  OTHER AGREEMENTS

6.1                                 Intellectual Property.  Other than the Intellectual Property that is an Acquired Asset set forth on Schedule 1.1(a)(iii), neither Seller grants Purchaser any rights to any of Sellers’ other intellectual property pursuant to this Agreement.

6.2                                 [***]

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6.3                                 Transfer and Delivery of Equipment.

(a)                                  At any time prior to the commencement of the transfer of any equipment referred to in Section 6.3(b) below,  Purchaser may provide IR with a list of any equipment which Purchaser does not desire to be so transferred and which is otherwise set forth in Schedule 1.1(a)(i) constituting part of the Fab 1 line relating to the manufacture of semiconductor die (the “Fab 1 Equipment”) and located at IR’s Temecula, California facility (the “Temecula Facility”).  The Parties shall cooperate in good faith in order to mutually remove and dispose from the Temecula Facility any such equipment so eliminated from the list of tangible property (the “Eliminated Equipment”).  IR shall be responsible for 100% of the costs associated with the removal and disposal of the Eliminated Equipment.

(b)                                 As soon as practicable after the receipt of a written request of Purchaser at any time prior to the respective dates set forth on Schedule 6.3 relating thereto, IR shall deliver the Fab 1 Equipment to Purchaser “ex works”.  In connection with the delivery of the Fab 1 Equipment, IR shall (i) be responsible for all costs and expenses associated with the disassembly, decommissioning, decontamination and packaging for shipment of the Fab 1 Equipment in accordance with all applicable Laws and (ii) shall provide Purchaser with copies of all documentation located at the Temecula Facility relating to the maintenance and operation of the Fab 1 Equipment and shall use its reasonable commercial efforts to provide Purchaser with copies of all other reasonably available documentation in its possession relating to the maintenance and operation of the Fab 1 Equipment.  (Examples of such documentation shall include maintenance and repair records, operating manuals, technical drawings and specifications.)  Purchaser shall promptly inspect and reasonably approve all packaging of the Fab 1 Equipment prior to shipment thereof.

(c)                                  As soon as practicable after the receipt of a written request of Purchaser at any time prior to the respective dates set forth on Schedule 6.3 relating thereto, IR shall deliver the equipment listed on Schedule 1.1(a)(i) relating to the assembly, finishing, decontamination and packaging for shipment of semiconductor components and the processing of thick film substrates located at IR’s Tijuana, Mexico facility (the “Mexican Equipment”) to Purchaser “ex works”.  In connection with the transfer and delivery of the Mexican Equipment, IR shall (i) be responsible for all costs and expenses associated with the disassembly, decommissioning and packaging of the Mexican Equipment in accordance with all applicable Laws and (ii) shall provide Purchaser with copies of all documentation located at the facility in Tijuana, Mexico relating to the maintenance and operation of the Mexican Equipment and shall use its reasonable commercial efforts to provide Purchaser with copies of all other reasonably available documentation in its possession relating to the maintenance and operation of the Mexican Equipment.  (Examples of such documentation shall include maintenance and repair records, operating manuals, technical drawings and specifications.)  Purchaser shall promptly inspect and reasonably approve all packaging of the Mexican Equipment prior to shipment thereof.

(d)                                 Except as provided above in Section 6.3(b) or Section 6.3(c) above, and other than those services requested by Purchaser in accordance with agreements entered into pursuant to the transactions contemplated hereby, Purchaser shall be responsible for all other costs and expenses, and all other actions necessary or desirable, in connection with the transfer of the Fab 1 Equipment and the Mexican Equipment.  Subject to the availability of IR qualified personnel, IR agrees to cooperate with Purchaser, and to provide assistance reasonably requested in writing by Purchaser, in connection with the setup, startup and qualification of the Fab 1 Equipment and/or the Mexican Equipment after the transfer thereof in accordance with this Section 6.3; provided, however, that, Purchaser shall be responsible for all reasonable charges invoiced by IR in connection therewith.

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ARTICLE VII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

7.1                                 Representations and Warranties.  The representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects (without giving effect to any of the materiality or Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and on and as of the Closing Date, or in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

7.2                                 Performance.  Sellers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3                                 Other Documents.  Sellers shall have delivered to Purchaser all of the items specified to be delivered by Sellers in Section 2.3 and any other instruments and documents which Purchaser may reasonably deem necessary or as may be required to consummate the transactions contemplated hereby.

7.4                                 Master Purchase Agreement.  All of the conditions precedent set forth in the Master Purchase Agreement required to be satisfied by Seller on or prior to the Closing shall have been satisfied or waived, and the closing under the Master Purchase Agreement shall be occurring simultaneously with the Closing.

ARTICLE VIII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by each of the Sellers in its sole discretion):

8.1                                 Representations and Warranties.  All of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (without giving effect to any of the materiality or Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and on and as of the Closing Date.

8.2                                 Performance.  Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

8.3                                 Officers’ Certificates.  Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by an authorized officer of Purchaser, substantially in the form of Exhibit F hereto, and a certificate, dated the Closing Date and executed by the Secretary or an Assistant Secretary of Purchaser, substantially in the form of Exhibit G hereto.

8.4                                 Payment of Purchase Price.  Purchaser shall have paid to Sellers the Purchase Price required to be paid pursuant to Section 1.3.

8.5                                 Other Documents.  Purchaser shall have delivered to Sellers all of the items specified to be delivered by Sellers in Section 2.2 and any other instruments and documents which Sellers may reasonably deem necessary or as may be required to consummate the transactions contemplated hereby.

8.6                                 Master Purchase Agreement.  All of the conditions precedent set forth in the Master Purchase Agreement required to be satisfied by Purchaser on or prior to the Closing shall have been satisfied or waived, and the closing under the Master Purchase Agreement shall be occurring simultaneously with the Closing.

ARTICLE IX.  TAX MATTERS

9.1                                 Tax Matters Agreement .  Concurrently with the execution and delivery of this Agreement, the Parties shall enter into an agreement substantially in the form of Exhibit D setting forth their mutual acknowledgments, understandings and covenants with respect to certain matters relating to Taxes (the “Tax Matters Agreement”).

ARTICLE X.  GENERAL PROVISIONS

10.1                           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by commercial delivery service or by facsimile transmission or mailed (first class postage prepaid) to the other Party at the following addresses or facsimile numbers:

If to Purchaser, to:

Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA  19355
Facsimile No.:  610-889-2161
Attn:  Richard N. Grubb, Executive Vice President and Chief Financial Officer

with a copy to:

Kramer Levin Naftalis & Frankel, LLP
1177 Avenue of the Americas
New York, NY  10036
Facsimile No.:  212-715-8000
Attn:  Abbe Dienstag, Esq.

If to Sellers, to:

International Rectifier Corporation
233 Kansas Street
El Segundo, CA 90245
Facsimile No.: (310) 726-8484
Attn:  Executive Vice President and General Counsel

with a copy to:

Sheppard Mullin Richter & Hampton, LLP
11th Floor East
1300 I Street, NW
Washington, DC 20005
Facsimile No.: (202) 218-0020
Attn:  Robert Magielnicki, Sr.

All such notices, requests and other communications will (i) if delivered personally, be deemed given upon delivery, (ii) if delivered by facsimile transmission, be deemed given upon receipt, and (iii) if delivered by mail or by a nationally recognized overnight courier service, prepaid, in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

10.2                           Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

10.3                           Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by a Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, are cumulative and not alternative.

10.4                           Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

10.5                           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

10.6                           No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party without the prior written consent of the other Party and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that such subsidiary agrees in writing to be bound by all of the provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

10.7                           Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.8                           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

10.9                           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

10.10                     Disputes; Jurisdiction; Waiver of Jury Trial.  Except to the extent that a court proceeding or other Action is necessary to obtain an injunction or other equitable relief to protect the rights of a Party, no Action or other proceeding arising out of or related to this Agreement shall be commenced until thirty (30) days after a Party shall give notice of the existence of a dispute (a “Dispute Notice”) to the other Party.  During such 30-day period, duly authorized representatives of both Parties shall attempt to negotiate in good faith a resolution of the dispute.  The Dispute Notice shall set forth the basis of the dispute with reasonably specificity.  The Parties hereby agree that any Action arising out of or related to this Agreement may be conducted in the State of Delaware.  Each Party hereby irrevocably consents and submits to the non-exclusive personal jurisdiction of and venue in the federal and state courts located in the State of Delaware.  Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.  Each Party agrees that service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.1 shall be effective service in such Action.  Nothing in this Section 11.11, however, shall affect the right of a Party to serve such summons, complaint or initial pleading in any other manner permitted by Law.

10.11                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.12                     Interpretation.

(a)                                  The Schedules referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Disclosure of any fact or item in any Schedule referenced by a particular Section of this Agreement shall be deemed to have been disclosed with respect to every other Section of this Agreement only to the extent that such disclosure is reasonably apparent to a reader of such disclosure.

(b)                                 Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.

(c)                                  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(d)                                 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e)                                  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the phrase “ordinary course of business” refers to the business of the Company, and (vi) the term “including” means “including, without limitation”.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

10.13                     References to U.S. Dollars.  All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

10.14                     Further Assurances.  Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

10.15                     Bulk Sales Laws.  The Parties hereby waive compliance with the bulk sales laws of any state or other jurisdiction in which the Acquired Assets are located.

10.16                     No Rescission.  Neither Purchaser nor Sellers shall be entitled to rescind the purchase of the Assets by Purchaser by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

10.17                     Entire Agreement.  This Agreement and the Master Purchase Agreement, including the Exhibits and Schedules hereto and thereto and any agreements entered into concurrently herewith by the Parties concerning the subject matter hereof, supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.

10.18                     Termination.  This Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, if the Master Purchase Agreement shall be terminated in accordance with its terms.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the day and year first above written.

INTERNATIONAL RECTIFIER CORPORATION

By:
Name:
Title:

INTERNATIONAL RECTIFIER SOUTHEAST ASIA PTE, LTD.

By:
Name:
Title:

VISHAY INTERTECHNOLOGY, INC.

By:
Name:
Title:

TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE OF ASSETS		2

1.1	Purchase and Sale of Acquired Assets	2
1.2	Assumption of Liabilities	3
1.3	Purchase Price	5

ARTICLE II. CLOSING		5

2.1	Closing Date	5
2.2	Purchaser’s Closing Date Deliveries	5
2.3	Sellers’ Closing Date Deliveries	5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS		6

3.1	Acquired Assets	6
3.2	Government Contracts	6
3.3	Related Party Transactions	7
3.4	Product Liability and Recalls	7
3.5	Compliance With Laws and Orders	7
3.6	Permits	7
3.7	Taxes	8
3.8	Intellectual Property	8

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER		9

4.1	Legal Proceedings	9
4.2	No Other Warranty	9

ARTICLE V. ACTIONS PRIOR TO THE CLOSING DATE		10

ARTICLE VI. OTHER AGREEMENTS		10

6.1	Intellectual Property	10
6.2	Employees; Employee Benefits; Hiring of Employees	10
6.3	Transfer and Delivery of Equipment	11
6.4	Stock Rotation Inventory and Returns	12

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		12

7.1	Representations and Warranties	12
7.2	Performance	12
7.3	Other Documents	12
7.4	Master Purchase Agreement	13

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		13

8.1	Representations and Warranties	13
8.2	Performance	13

8.3	Officers’ Certificates	13
8.4	Payment of Purchase Price	13
8.5	Other Documents	13
8.6	Master Purchase Agreement	13

ARTICLE IX. TAX MATTERS		13

9.1	Tax Matters Agreement	13

ARTICLE X. GENERAL PROVISIONS		14

10.1	Notices	14
10.2	Expenses	15
10.3	Waiver	15
10.4	Amendment	15
10.5	No Third Party Beneficiary	15
10.6	No Assignment; Binding Effect	15
10.7	Headings	15
10.8	Invalid Provisions	15
10.9	Governing Law	16
10.10	Disputes; Jurisdiction; Waiver of Jury Trial	16
10.11	Counterparts	16
10.12	Interpretation	16
10.13	References to U.S. Dollars	17
10.14	Further Assurances	17
10.15	Bulk Sales Laws	17
10.16	No Rescission	17
10.17	Entire Agreement	17
10.18	Termination	18

EXHIBITS

EXHIBIT A	Certain Definitions

EXHIBIT B	Form of Assignment and Assumption Agreement

EXHIBIT C	Form of Bill of Sale

EXHIBIT D	Tax Matters Agreement

EXHIBIT F	Form of Officer’s Certificate

EXHIBIT G	Form of Secretary’s Certificate